INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference of our report dated November 15, 2004, accompanying the consolidated financial statements of Good Times Restaurants, Inc., also incorporated by reference in the Form S-8 Registration statement of Good Times Restaurants, Inc., and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.

Hein + Associates llp

Denver, Colorado

December 29, 2004